Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	October 15, 2009

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.1

Entergy Provides Preliminary Third Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter 2009 as-reported earnings of approximately $2.31 per share and operational earnings of approximately $2.39 per share compared to as-reported results of $2.41 per share and operational results of $2.50 per share in third quarter 2008.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. As-reported earnings in third quarter 2009 will include a special item at Entergy Nuclear for spin-off dis-synergies.  Utility, Parent & Other third quarter results in both 2008 and 2009 will include a special item for expenses for outside services to pursue the non-utility nuclear spin-off.

The decrease in third quarter 2009 operational earnings is due primarily to lower results at Utility, Parent and Other, partially offset by increased earnings at Non-nuclear Wholesale Assets. Entergy Nuclear results were modestly higher compared to third quarter 2008.

Utility, Parent & Other

Lower Utility, Parent & Other operational earnings in third quarter 2009 were primarily due to the absence of the 2008 adjustment reducing income tax expense (associated with the liquidation of a subsidiary resulting in an income tax loss) and higher operation and maintenance expense.  Partially offsetting lower results were higher net revenue and other income.  The effects of hurricanes Gustav and Ike reduced revenue in 2008.

Entergy Non-Nuclear Wholesale Assets

Entergy’s non-nuclear wholesale assets business quarterly operational results improved due to the absence of the 2008 adjustment increasing income tax expense (associated with the redemption of an investment).

Entergy Nuclear

        The modest increase quarter-over-quarter in operational earnings at Entergy Nuclear is attributed to higher revenue primarily due to fewer planned and unplanned outages and increased other income.  Largely offsetting these items were increased operations and maintenance expense and the absence of the 2008 adjustment reducing income tax expense (associated with Massachusetts state tax law change).

Earnings Guidance

        Entergy affirmed its previously issued earnings guidance ranges, with 2009 as-reported earnings guidance to be in the range of $6.00 to $6.60 per share and 2009 operational earnings guidance to be in the range of $6.20 to $6.80 per share.

    A teleconference will be held at 10:00 a.m. CT on Thursday, October 22, 2009, to discuss Entergy’s third quarter 2009 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 4133911, no more than 15 minutes prior to the start of the call.  The call and presentation slides can also be accessed via Entergy’s Web site at www.entergy.com.  A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 4133911.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $13 billion and approximately 14,700 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy’s Form 10-K for the year ended December 31, 2008, (ii) Entergy’s Form 10-Q for the quarters ended March 31 and June 30, 2009, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated.  The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.